EXHIBIT 10(kk)
DARDEN RESTAURANTS, INC.
2002 STOCK INCENTIVE PLAN

FY ______ PERFORMANCE STOCK UNITS AWARD AGREEMENT
(United States)
This Performance Stock Units Award Agreement is between Darden Restaurants, Inc., a Florida corporation (the “Company” or “Corporation”), and you, a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Performance Stock Units during the Company’s fiscal year _____. This Agreement is effective as of the date of grant communicated to you and set forth in the Company’s records (the “Grant Date”).
The Company wishes to award to you Performance Stock Units representing the opportunity to earn a cash payment in lieu of the Company’s Common Stock, subject to the terms and conditions set forth in this Agreement, in order to carry out the purpose of the Company’s 2002 Stock Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Performance Stock Units.
The Company hereby grants to you, effective as of the Grant Date, an Award of Performance Stock Units for that number of Units communicated to you and set forth in the Company’s records (the “Performance Stock Units”), on the terms and conditions set forth in such communication, this Agreement and the Plan.
2.    Rights with Respect to the Performance Stock Units.
The Performance Stock Units granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Common Stock. Your rights with respect to the Performance Stock Units shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the Performance Stock Units lapse, in accordance with Section 3, 4 or 5 hereof. Your right to receive cash payments with respect to the Performance Stock Units is more particularly described in Section 8 hereof.
3.    Vesting.
(a)    Subject to the terms and conditions of this Agreement, the Performance Stock Units shall vest, and the restrictions with respect to the Performance Stock Units shall lapse, on the date and in the amount set forth in this Agreement if you remain continuously employed by the Company or an Affiliate of the Company until the date you become vested in accordance with the terms and conditions of this Agreement.
(b)    One hundred percent (100%) of the total number of Performance Stock Units shall be targeted for vesting on the vesting date communicated to you and set forth in the Company’s records (the “Vesting Date”).

(c)    The number of Performance Stock Units in which you actually vest, if any, following the end of the three fiscal years preceding the Vesting Date (the “Performance Period”) shall be determined by multiplying the Performance Stock Units by the Vesting Percentage, calculated as set forth in Exhibit A to this Agreement, and may range from zero to one hundred fifty percent (165%) of the Performance Stock Units.
(d)    The calculations under this Section 3 shall be made on or before the Vesting Date and any vesting resulting from such calculations shall be effective as of the Vesting Date. Any Performance Stock Units that do not vest on the Vesting Date pursuant to the terms of Section 3 or 5 shall be immediately and irrevocably forfeited, including the right to receive cash payments pursuant to Section 8 hereof, as of the Vesting Date.
(e)    The Committee administering the Plan shall have the authority to make any determinations regarding questions arising from the application of the provisions of this Section 3, which determination shall be final, conclusive and binding on you and the Company.
4.    Change of Control.
For the purpose of this Agreement, a “Change of Control” shall mean:

(a)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this Section 4(a), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company controlled by, controlling or under common control with the Corporation (an “Affiliated Company”) or (D) any acquisition pursuant to a transaction that complies with Sections 4(c)(i), 4(c)(ii) and 4(c)(iii);
(b)    Individuals who, as of the date hereof, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Corporation (the “Board”); provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)    Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(e)    With respect to Section 5 hereof, the following definitions shall apply:

(1)    Cause. Your employment may be terminated for Cause if the Committee administering the Plan, after you shall have been afforded a reasonable opportunity to appear in person together with counsel before the Committee and to present such evidence as you deem appropriate, determines that Cause exists. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud or misappropriation on your part which result in or are intended to result in your personal enrichment at the expense of the Corporation and which constitute a criminal offense under State or Federal laws or (ii) conviction of a felony.

(2)    Good Reason. For purposes of this Agreement, “Good Reason” means:

a.    without your express written consent (1) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of a Change of Control or (2) any other substantial adverse change in such position (including titles), authority or responsibilities; or

b.    any failure by the Corporation to furnish you with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by you from the Corporation during the 90-day period preceding the date of a Change of Control, other than (1) an insubstantial and inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by you or (2) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Corporation generally; or

c.    the Corporation’s requiring you to be based or to perform services at any office or location more than 30 miles from the office or location at which you were based as of immediately prior to the date of a Change of Control, except for travel reasonably required in the performance of your responsibilities.

For purposes of this Section 4(e)(2), any determination of “Good Reason” shall be made by the Committee administering the Plan and shall be conclusive. Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (c) shall not affect your ability to terminate employment for Good Reason and your death following termination for Good Reason shall not affect your estate’s entitlement to payments provided hereunder upon a termination of employment for Good Reason.

5.    Forfeiture; Change of Control; Retirement.
(a)    If you cease to be employed by the Company or an Affiliate of the Company prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 or 4 hereof, your rights to all of the Performance Stock Units shall be immediately and irrevocably forfeited, including the right to receive cash payments pursuant to Section 8 hereof, except that:

(i)    If, within two years after the date of a Change of Control, the Company terminates your employment for any reason other than for Cause (as defined in Section 4(e)(1) above), death or Disability (as defined in Section 5(a)(vi) below) or you terminate employment for Good Reason, you shall become immediately and unconditionally vested in all of the Performance Stock Units. The restrictions with respect to such vested Performance Stock Units shall lapse. If a Change of Control occurs during the first fiscal year of the Performance Period, the Vesting Percentage shall be one hundred percent (100%). If a Change of Control occurs during the second fiscal year of the Performance Period, the Vesting Percentage shall be the greater of one hundred percent (100%) or the amount determined pursuant to Section 3(c), provided, however, that the PSU Rating and PSU Rating Average will only contain MIP Ratings from the first fiscal year of the Performance Period. If a Change of Control occurs during the third fiscal year of the Performance Period, the Vesting Percentage shall be the greater of one hundred percent (100%) or the amount determined pursuant to Section 3(c), provided, however, that the PSU Rating and PSU Rating Average will only contain MIP Ratings from the first and second fiscal years of the Performance Period. If you are a person otherwise described in this Section 5(a)(i) but you are also described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi), then you shall be entitled to vested Performance Stock Units as described in this Section 5(a)(i) in lieu of the amounts otherwise described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi). If you are otherwise described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi) and you voluntarily separate from service for a reason other than Good Reason within two years after the date of a Change of Control, then you shall be entitled to vested Performance Stock Units as described in Section 5(a)(ii), 5(a)(iii) or 5(a)(vi), as applicable, with the Vested Percentage described under this Section 5(a)(i).
(ii)    Except as otherwise provided in Section 5(a)(i) above, if you retire on or after age 65 with five years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) ( “Normal Retirement”) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in all of the Performance Stock Units. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c).
(iii)    Except as otherwise provided in Section 5(a)(i) above, if you retire on or after age 55 with ten years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) (“Early Retirement”) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in a pro rata portion of the Performance Stock Units based on your period of employment between the Grant Date and the date of your Early Retirement hereunder. The restrictions with respect to such vested Performance

Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c).
(iv)    Except as otherwise provided in Section 5(a)(i) above, if your age and service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) is equal to or greater than 70 on the date your employment is involuntarily terminated without Cause (“Involuntary Termination”) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in a pro rata portion of the Performance Stock Units based on your period of employment between the Grant Date and the date of your Involuntary Termination hereunder. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c).
(v)    If you die prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 or 4 hereof, you shall become immediately and unconditionally vested in all of the Performance Stock Units. The restrictions with respect to such Performance Stock Units shall lapse and the Vesting Percentage shall be one hundred percent (100%).
(vi)    Except as otherwise provided in Section 5(a)(i) above, if you become Disabled (as defined below) prior to the vesting or forfeiture of the Performance Stock Units pursuant to Section 3 hereof, you shall become immediately and unconditionally vested in a pro rata portion of the Performance Stock Units based on your period of employment between the Grant Date and the date of your Disability hereunder. The restrictions with respect to such vested Performance Stock Units shall lapse, and the Vesting Percentage shall be the amount determined pursuant to Section 3(c). For purposes of this Agreement, “Disabled” or “Disability” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.
(b)    If you are an executive officer of the Company and filing reports with the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, then this Performance Stock Units Award has been awarded subject to the Darden Restaurants, Inc. Management and Professional Incentive Plan (the “MIP”), and this Performance Stock Units Award shall be cancelled, forfeited and returned to the Company unless all of the requirements set forth in the MIP for the year to which the grant of this Performance Stock Units Award relates are satisfied.
6.    Restriction on Transfer.
None of the Performance Stock Units may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the Performance Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Performance Stock Units.

7.    Financial Restatements.
This Section 7 only applies to you if at any time you were or are designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent. Notwithstanding the provisions of Sections 3, 4, 5 and 8 of this Agreement, if (a) the Company is required to restate its financial statements due to fraud and (b) the Committee administering the Plan determines that you have knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require you to, and you shall immediately upon notice of such Committee determination, return to the Company any cash payments received by you or your personal representative under this Agreement during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of you rights to Performance Stock Units that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. Notwithstanding anything to the contrary in this Section 7, the Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 7 with respect to you.
8.    Payment of Performance Stock Units.
(a)    Except as described in Section 5(a)(v) (when the Performance Stock Units vest as a result of your death) or in Section 8(c) below, the Company shall make a cash payment to you promptly after the Vesting Date in an amount equal to the Fair Market Value of one share of Common Stock for each vested Performance Stock Unit (as adjusted by the Vested Percentage), subject to the payment of applicable withholding taxes pursuant to Section 10 hereof. The Company will pay the Fair Market Value of any fractional share of Common Stock relating to any vested Performance Stock Unit. In the event of your death after your retirement or termination of employment and before payment, the amount otherwise payable under this Section 8(a) shall be paid to your beneficiary or, if none, your estate as soon as practicable after your death.
(b)    If the Performance Stock Units vest as a result of your death, your beneficiary or, if none, your estate shall be paid as soon as practicable after your death the amount described in Section 8(a) above. No transfer by will or the applicable laws of descent and distribution of any Performance Stock Units which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer.
(c)    In the event of a Change in Control, the following payment provisions shall apply:

(i)    Code Section 409A Change in Control. If you are a person described in Section 5(a)(i) and the Change in Control is a transaction described in Code Section 409A(a)(2)(A)(v) and the regulations and other guidance thereunder (i.e., a “Code Section 409A Change in Control”), or you are a person described in Sections 5(a)(ii), (iii), or (vi) and you separate from service (as determined in accordance with Code Section 409A and the regulations and other guidance thereunder) within two years of a Code Section 409A Change in Control, the Company shall make a cash payment to you as soon as practicable following your separation from service the amount specified in Section 8(a) above; provided, however, that any distribution to any “specified employee,” as determined in accordance with procedures adopted by the Company that reflect the requirements of Code Section 409A(a)(2)(B)(i) (and any applicable guidance thereunder), shall be made as soon as practicable after the first day of the seventh month following such separation from service (or, if earlier, the date of the specified employee’s death).
(ii)    Non-Code Section 409A Change in Control. If you are a person described in Section 5(a)(i) and the Change in Control is not a Code Section 409A Change in Control, the Company shall make a cash payment to you of the amount specified in Section 8(a) above promptly after the Vesting Date. In the event of your death after your separation from service and before payment, the amount otherwise payable under this Section 8(c) shall be paid to your beneficiary or, if none, estate as soon as practicable after your death.
(d)    On the date amounts under this Section 8 are paid to you (or your beneficiary or, if none, your estate in the event of your death after having vested in Performance Stock Units), the Company shall also make a cash payment to you equal to the amount of cash dividends that the Company paid per share of Common Stock to holders generally during the Performance Period, multiplied by (i) the number of Performance Stock Units and (ii) the Vesting Percentage, without interest, and less any tax withholding amount applicable to such payment. To the extent that the Performance Stock Units relating to the Performance Period are forfeited prior to vesting, such cash payment shall also be forfeited. If the Performance Stock Units vest as a result of your death, the Company shall make a cash payment to your beneficiary or, if none, your estate equivalent to the cash dividends that the Company paid per share of Common Stock to holders generally from the Grant Date to the date of your death, multiplied by the number of Performance Stock Units.
9.    Adjustments.
In the event that the Committee administering the Plan shall determine that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment of the Performance Stock Units is determined by the Committee administering the Plan to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement, then the Committee shall, in such manner as it may deem equitable, in its sole discretion, adjust any or all of the number and type of shares subject to the Performance Stock Units.
10.    Taxes.
(a)    You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the Performance Stock Units, the receipt of cash payments pursuant to Section 8 hereof, the vesting of the Performance Stock Units and the receipt of cash upon the vesting of the Performance Stock Units, and any other matters related to this Agreement. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the vesting of the Performance Stock Units and the corresponding receipt of cash by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii)  delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes, or (iii) having the Company withhold a portion of the cash payment otherwise to be delivered pursuant to Section. Your election must be made on or before the date that the amount of tax to be withheld is determined.
11.    Restrictive Covenants.
(a)    Non-Disclosure.
(i)    During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities, (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by employee in furtherance of employee’s duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and, (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (“Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by employee concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of employment and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party. Provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
(iii)    Upon request by the Company and, in any event, upon termination of the your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the applicable law relating to Trade Secrets.
(b)    Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
(i)    If you are a resident of California and subject to its laws, the restrictions set forth in paragraph (b) above shall not apply to you.
(ii)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.
(c)    Non-Solicitation. You agree that you shall not at any time during your employment and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact during the last two years of your employment, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise.
(d)    Non-Recruitment. You agree that during the course of employment and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provision of this paragraph shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in paragraph (c) above and this paragraph (d) shall be limited to apply only where Employee uses or discloses Confidential Information or Trade Secrets when engaging in the restricted activities.
(e)    Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Award Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood.
(f)    Survival of Covenants. The provisions and restrictive covenants in this Section of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section, prior to the commencement of any such affiliation or employment.

(g)    Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.
(h)    Forfeiture. In the event that you violate the terms of this Section, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, any and all rights to any award under this Agreement, whether vested or unvested, shall be forfeited and extinguished.
12.    General Provisions.
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest. To the extent that any Award granted by the Company is subject to Code Section 409A, such Award shall be subject to terms and conditions that comply with the requirements of Code Section 409A to avoid adverse tax consequences under Code Section 409A.
(b)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate of the Company. In addition, the Company or an Affiliate of the Company may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)    Reservation of Shares. The Company shall at all times prior to the vesting of the Performance Stock Units reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement.
(d)    Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(e)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(f)    Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be submitted to binding arbitration in Orlando, Florida pursuant to the Darden dispute resolution program.
(g)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Employee agrees that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
(h)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
Supervisor, Stock Compensation Plans
1000 Darden Center Drive
Orlando, FL 32837
(i)    Award Agreement and Related Documents. This Performance Stock Unit Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a Performance Stock Unit grant. YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXCUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR PERFORMANCE STOCK UNIT GRANT. In connection with your Performance Stock Unit grant and this Award Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

FY15 PSU AWARD AGREEMENT – EXHIBIT A
VESTING OF PERFORMANCE STOCK UNITS

The Performance Stock Units that shall vest, if any, following the end of the Performance Period shall be determined by multiplying the number of Performance Stock Units granted by the “Final Vesting Percentage,” as determined below, provided that the maximum Final Vesting Percentage for the Performance Period shall be 165%.
The PSU Achievement percentage for each of the three fiscal years covered by the Performance Period shall be determined by Sales, weighted 50%, and Free Cash Flow, weighted 50% with the specific Sales and Free Cash Flow targets set by the Committee each year. Free Cash Flow (FCF) is defined as operating cash flow (net income plus depreciation plus change in working capital plus non-cash items, including but not limited to stock compensation and asset write-downs, less capital expenditures).
The Final Vesting Percentages shall be determined according to the following grid:

PSU Rating	Preliminary Vesting Percentage	TSR Adjustment	Final Vesting Percentage
0	0%	0.9	0.0%
		1.0	0.0%
		1.1	0.0%
0.5	25%	0.9	22.5%
		1.0	25.0%
		1.1	27.5%
1.0	50%	0.9	45.0%
		1.0	50.0%
		1.1	55.0%
1.4	100%	0.9	90.0%
		1.0	100.0%
		1.1	110.0%
1.6	125%	0.9	112.5%
		1.0	125.0%
		1.1	137.5%
1.8 or Greater	150%	0.9	135.0%
		1.0	150.0%
		1.1	165.0%

The Preliminary Vesting Percentage Average shall be a simple average of the PSU Achievement percentages for the three fiscal years covered by the Performance Period.
As demonstrated above, at the end of the Performance Period, the Preliminary Vesting Percentage shall be increased or decreased by a maximum of 10% based on Darden’s total shareholder return (TSR) performance relative to the S&P 500 to calculate the Final Vesting Percentage as follows:

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If, over the three-year performance period, Darden’s TSR is at or above the 75th percentile of the S&P 500, then the Final Vesting Percentage shall be calculated as the Preliminary Vesting Percentage multiplied by 1.10.

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If, over the three-year performance period, Darden’s TSR is at or below the 25th percentile of the S&P 500, then the Final Vesting Percentage shall be calculated as the Preliminary Vesting Percentage multiplied by 0.90.

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If, over the three-year performance period, Darden’s TSR is above the 25th percentile and below the 75th percentile of the S&P 500, then the Final Vesting Percentage shall be calculated as the Preliminary Vesting Percentage multiplied by 1.0.

TSR performance shall be determined by the average TSR for the S&P 500 over the first month and the last month in the 3-year performance period.
The MIP Ratings and Vesting Percentages shall be as determined by the Committee in its discretion.
The number of Performance Stock Units that vest pursuant to the Final Vesting Percentage shall be rounded to the nearest whole number, with 0.5% being rounded up.

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